EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kelinda, Inc.

We hereby consent to the incorporation of our report dated September 12, 2018, with respect to the financial statements of Kelinda, Inc. for the period from December 18, 2017 (inception) through June 30, 2018, included in the Registration Statement of Kelinda, Inc. on Form S-1/A Amendment #2 to be filed on or about November 20, 2018.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, Utah

November 20, 2018